Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Reports Increases of 24% in Revenue

and 21% in Adjusted EBITDA for Third Quarter 2007;

Raises Guidance for 2007

NEWPORT BEACH, Calif. – October 30, 2007 – The TriZetto Group, Inc. (NASDAQ: TZIX) today reported diluted earnings per share (EPS) for the third quarter 2007 of $0.17, on revenue of $106.9 million, versus a net loss of ($0.13) per share a year ago.

“Third quarter results were in-line with our guidance and reflected expected summer seasonality and the normal variability of contract closings,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “Our raised guidance reflects our strong confidence in achieving our 2007 objectives. As we look ahead to 2008, TriZetto is expecting revenue growth of 11% to 14% from continuing operations, and we are targeting diluted EPS growth of at least 30%.”

“TriZetto solutions for driving administrative efficiency and improving the cost and quality of care continue to positively impact the business of our customers,” added Kathleen Earley, TriZetto’s president and chief operating officer. “Third quarter results affirmed our strategy for cross selling hosting, revenue enhancement and cost and quality of care solutions to current as well as newly-acquired customers. We have a strong blend of established and new products, good operating control of the business, and a well-aligned leadership team.”

Financial Summary (in millions, except per share amounts)

	Quarter Ended Sept. 30, 2007	Quarter Ended Sept. 30, 2006	Change
Revenue	$106.9	$86.4	23.7%
Bookings	$74.5	$75.9	(1.8%)
Total Backlog	$941.1	$747.8	25.8%
Income Before Taxes	$12.8	($5.8)	n.a.
Effective Tax Rate	24.9%	(1.8%)	2,670bps
Net Income	$9.6	($5.7)	n.a.
Basic EPS	$0.21	($0.13)	n.a.
Diluted EPS	$0.17	($0.13)	n.a.
Adjusted EBITDA*	$21.7	$17.9	21.2%
Cash Resources	$249.9	$88.4	182.7%
Cash (Used in) Provided by Operating Activities	($0.5)	$14.5	n.a.
Capital Expenditures	$5.0	$5.1	(2.0%)

*	Definition and reconciliation to GAAP are included in the attached financial schedules

Revenue

Third quarter 2007 revenue totaled $106.9 million, versus $86.4 million in 2006. A $26.0 million increase in services revenue included increases of $12.9 million in consulting and other services, $9.5 million in software maintenance and $3.6 million in outsourced services. Software products revenue decreased $5.5 million from the year-ago quarter.

Recurring revenue represented 55.6% of total revenue in the third quarter of 2007, compared to 49.5% in the year-ago quarter, driven by a 42% increase in software maintenance revenue and an 18% increase in outsourced business services.

New Business Bookings

Third quarter new contract bookings were $74.5 million, and included $33.0 million for software product contracts; $25.9 million for consulting, implementation, software customization and other services; and $15.6 million for outsourced services contracts (software hosting, business process outsourcing and other services). Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next based upon a number of factors including product mix.

Backlog

The company’s total revenue backlog was approximately $941 million at September 30, 2007, compared to $748 million at September 30, 2006 and $944 million at June 30, 2007. Twelve-month revenue backlog was approximately $226 million at September 30, 2007, compared to $192 million at September 30, 2006 and $229 million at June 30, 2007. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

Third quarter 2007 net income was $9.6 million, or $0.17 per diluted share, compared to a net loss of ($5.7) million, or ($0.13) per diluted share, for the third quarter of 2006. The third quarter 2007 included $0.03 for a non-cash change in fair value of derivative securities related to certain aspects of the convertible notes issued in the second quarter (as reported in the company’s most recent 10-Q) and $0.03 for implementing tax strategies that normalized the company’s effective tax rate to approximately 39% on a year-to-date basis. The third quarter 2006 included a $15 million patent litigation settlement charge that has been paid in full. Adjusted EBITDA for the third quarter of 2007 was $21.7 million, up 21.3% from $17.9 million in the year-ago quarter.

Gross Margin, R&D and SG&A

Gross margin, excluding amortization of acquired technology and intangibles, for the third quarter of 2007 was 49.1%, compared to 47.9% in the year-ago quarter. The improvement was driven primarily by operating efficiencies and improved pricing.

Research and development expenses were $14.7 million, representing 13.7% of third quarter revenue, compared to $10.6 million, or 12.2% of revenue, for the year-ago quarter. The increase reflected primarily the addition of Plan Data Management and QCSI products, higher utilization of outside development services, increased staffing, merit increases and higher incentive compensation.

Selling, general and administrative expense for the third quarter of 2007 was $24.8 million, or 23.2% of revenue, compared to $35.5 million, or 41.1% in the 2006 quarter. The year-over-year dollar decrease was primarily due to the absence of patent litigation and settlement costs incurred in the year-ago quarter offset by increased costs related to acquisitions and higher incentive compensation.

TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures, such as Adjusted EBITDA, recurring and non-recurring revenue and other measures, believing that these provide additional information for investors to evaluate the company’s financial performance. Definitions of non-GAAP measures and reconciliation to GAAP measures are included in the attached financial schedules.

Cash Resources and Cash Flow

Cash, restricted cash and short-term investments totaled $249.9 million at September 30, 2007, versus $88.4 million at September 30, 2006. Capital expenditures in the second quarter of 2007 were $5.0 million, versus $5.1 million in the prior-year quarter. Days sales outstanding for the third quarter of 2007 was 71 days, versus 63 in the year-ago quarter.

Raising Guidance for 2007

For the full year 2007, TriZetto expects between $445 and $455 million of revenue, representing a 28% to 31% increase over 2006. TriZetto expects diluted EPS to be $0.46 to $0.51 which includes an estimated ($0.21) per share negative impact, as compared to 2006, due to the effect of a full tax rate in 2007 caused by the application of the remaining NOL cash benefit to the balance sheet. Non-cash items having a negative impact on 2007 diluted EPS total ($0.54). These items include the expensing of equity based compensation estimated at ($0.11); depreciation and amortization estimated at ($0.35); and the impact of utilizing the as-if-converted methodology for share count estimated at ($0.08), which was not factored into original 2007 EPS guidance. Basic EPS is expected to be $0.57 to $0.64 on basic share count of approximately 45 million.

Adjusted EBITDA for 2007 is expected to be between $93 and $98 million, an increase of 39% to 47% over 2006 Adjusted EBITDA. Capital expenditures in 2007 are expected to be between $25 and $28 million. The diluted share count for 2007, which is determined as if both of the company’s convertible debt issuances are fully converted to equity, is expected to be approximately 61 million. If the issuances, which may be settled in cash or stock, were treated as debt, the diluted share count for 2007 would be approximately 48 million.

Preliminary 2008 Guidance

For 2008, the company expects revenue of between $480 and $500 million, representing an 11 to 14% growth rate from continuing operations and reflecting the company’s planned exit from non-strategic on-site administrative BPO and ClaimsLink services, which generated approximately $15 million of revenue in 2007. The company is targeting 2008 diluted EPS growth of at least 30% and expects to provide more detailed guidance on its full-year 2007 results announcement.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the quarter’s results. Investors may access the webcast through TriZetto’s web site, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call. Investors may also dial in by telephone. The live call number is 517-308-9248 with a conference ID of TZIX. The replay is available at 203-369-3666.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

With its technology touching nearly half of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation to consumer-retail healthcare. The company provides premier information technology solutions that enhance its customers’ revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash, anticipated dilution or accretion of acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of October 30, 2007. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors and Media:

Brad Samson

949-719-2220

brad.samson@trizetto.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,
	2007	2006
Revenue
Services and other	$93,401	$67,421
Products	13,505	19,016

Total revenue	106,906	86,437
Operating costs and expenses
Cost of revenue - services and other	48,932	41,838
Cost of revenue - products (excludes amortization of acquired technology)	5,456	3,238
Research and development	14,686	10,586
Selling, general and administrative	24,785	35,505
Amortization of acquired technology	1,307	935
Amortization of acquired other intangible assets	1,383	233

Total operating costs and expenses	96,549	92,335
Income (loss) from operations	10,357	(5,898)
Interest income	3,188	937
Interest expense	(3,633)	(825)
Change in fair value of derivative liabilities	2,886	—

Income (loss) before (provision for) benefit from income taxes	12,798	(5,786)
(Provision for) benefit from income taxes	(3,185)	103

Net income (loss)	$9,613	$(5,683)

Net income (loss) for diluted EPS calculation	$10,615	$(5,683)

Net income (loss) per share:
Basic	$0.21	$(0.13)

Diluted (1)	$0.17	$(0.13)

Weighted average shares outstanding:
Basic	44,837	42,526

Diluted (1)	62,734	42,526

Other financial data (2):
Adjusted EBITDA	$21,703	$17,888
12-month backlog	$225,500	$191,600
Total backlog	$941,100	$747,800

(1)	For the three months ended September 30, 2007, the equity treatment of our long-term convertible debt on an as-if-converted basis yielded lower diluted earnings per share results; therefore, a total of 15.8 million shares and the after-tax effect of interest expense were included in the diluted earnings per shares calculation.

(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA.

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Nine Months Ended September 30,
	2007	2006
Revenue
Services and other	$274,608	$202,986
Products	60,636	56,479

Total revenue	335,244	259,465
Operating costs and expenses
Cost of revenue - services and other	149,921	124,165
Cost of revenue - products (excludes amortization of acquired technology)	15,435	10,944
Research and development	46,867	31,807
Selling, general and administrative	80,890	80,848
Amortization of acquired technology	4,254	3,090
Amortization of acquired other intangible assets	4,044	654

Total operating costs and expenses	301,411	251,508
Income from operations	33,833	7,957
Interest income	6,744	2,772
Interest expense	(9,757)	(2,492)
Change in fair value of derivative liabilities	403	—
Other income	—	180

Income before provision for income taxes	31,223	8,417
Provision for income taxes	(12,071)	(848)

Net income	$19,152	$7,569

Net income for diluted EPS calculation	$21,136	$7,569

Net income per share:
Basic	$0.43	$0.18

Diluted (1)	$0.36	$0.17

Weighted average shares outstanding:
Basic	44,409	42,270

Diluted (1)	58,413	45,466

Other financial data (2):
Adjusted EBITDA	$68,629	$48,931
12-month backlog	$225,500	$191,600
Total backlog	$941,100	$747,800

(1)	For the nine months ended September 30, 2007, the equity treatment of our long-term convertible debt on an as-if-converted basis yielded lower diluted earnings per share results; therefore, a total of 11.7 million shares and the after-tax effect of interest expense were included in the diluted earnings per shares calculation.

(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA.

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$249,871	$107,057
Restricted cash	—	921
Accounts receivable, net	87,273	64,386
Prepaid expenses and other current assets	13,272	11,415
Deferred tax assets	20,311	14,100

Total current assets	370,727	197,879
Property and equipment, net	31,435	26,777
Capitalized software development costs, net	26,201	27,913
Deferred tax assets, non-current	3,149	—
Goodwill	187,027	90,337
Other intangible assets, net	77,349	27,347
Other assets	17,836	12,347

Total assets	$713,724	$382,600

Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	394	$115
Current portion of term loan	10,714	—
Current portion of capital lease obligations	1,181	1,461
Accounts payable	11,374	18,091
Accrued liabilities	45,881	61,595
Deferred revenue	41,042	30,508

Total current liabilities	110,586	111,770
Long-term convertible debt	330,000	100,000
Long-term revolving line of credit and term loan	83,607	12,000
Other long-term liabilities	6,052	2,340
Capital lease obligations	1,424	2,030
Deferred tax liabilities	—	14,100
Deferred revenue, non-current	8,142	6,453

Total liabilities	539,811	248,693

Common stock	46	43
Additional paid-in capital	397,484	376,633
Accumulated deficit	(223,617)	(242,769)

Total stockholders’ equity	173,913	133,907

Total liabilities and stockholders’ equity	$713,724	$382,600

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as the revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year service revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance with periods up to seven years) and consulting contracts. Consulting revenue is included in the backlog when the revenue from such consulting contract is expected to be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

Recurring and Non-recurring Revenue

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measures, “Recurring” and “Non-recurring” revenue. Recurring revenue includes the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our software products. Also included in recurring revenue are sales from the licensing of our software for which customers do not receive a perpetual right to use the software. Non-recurring revenue includes consulting fees and other revenue. Also included in non-recurring revenue are sales from the licensing of our software for which customers pay a one-time fee to receive a perpetual right to use the software. We use Recurring Revenue and Non-recurring Revenue to provide valuable supplemental information to our investors regarding our operating performance. Recurring Revenue and Non-recurring Revenue are not recognized terms under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Recurring Revenue and Non-recurring Revenue identically, our definitions of Recurring Revenue and Non-recurring Revenue may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and using Recurring Revenue and Non-recurring Revenue supplementally.

Adjusted EBITDA

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA,” as originally defined in our press release dated October 25, 2005. We define Adjusted EBITDA as net income, excluding the impact of interest expense, income taxes, depreciation and amortization, charges for legal settlements, charges for facility closures and asset impairment, stock-based compensation expense, charges for expected future loss on contracts and changes in the fair value of derivative liabilities. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for legal settlements, facility closures, asset impairment, future loss on contracts and changes in the fair value of derivative liabilities can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes, and we have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

We also excluded from Adjusted EBITDA a gain from the sale of our credentialing and verification business of $23,000 in the first nine months of 2007 and $75,000 for the same period in 2006. We excluded this gain from Adjusted EBITDA as it related to a business we had decided to exit and therefore is not indicative of our ongoing operations. This was offset by a $175,000 loss for facility closure in the first nine months of 2006. The charges reflected our remaining payment obligations under lease agreements for closed facilities. Because the facilities were non-performing, we excluded the charges from Adjusted EBITDA as they were not indicative of our ongoing operations.

In the third quarter of 2006, we entered into a settlement agreement with McKesson Information Solutions LLC (“McKesson”) to settle a lawsuit. As part of the settlement agreement, TriZetto agreed to pay McKesson a one-time royalty fee of $15 million for a license in a patent that covers past and future use of TriZetto products and services by all existing TriZetto customers. We excluded this one-time charge from Adjusted EBITDA as it was not indicative of our ongoing operations.

Additionally, in the first nine months of 2007, we recorded a change in the fair value of derivative liabilities related to our convertible debt offering, resulting in a net gain to net income of approximately $403,000. It was determined that upon execution of the combined agreements, we did not have sufficient authorized and unissued shares available to settle all of our commitments that may require the issuance of stock during the maximum period the commitments could remain outstanding. As a result, warrants to purchase approximately 3.0 million shares of TriZetto’s common stock did not meet the definition of an equity instrument and were recorded as a derivative financial instrument liability. Such warrants were recorded at fair value upon purchase and were subsequently marked to fair value through earnings in the second quarter of 2007. Subsequently, the Company amended the warrant agreements which eliminated the requirement to classify the warrants as a derivative liability and the fair value of the liability at July 26, 2007 was reclassified to stockholders’ equity. Due to the decrease in the underlying fair value of the derivative instruments from July 1, 2007 to July 26, 2007, the Company recorded a gain in the third quarter of 2007.

In the first quarter of 2006, we recognized a gain of $180,000 from the sale of a domain name, which was eliminated from Adjusted EBITDA. We excluded this gain from Adjusted EBITDA as it related to a one-time sale of an asset and therefore is not indicative of our ongoing operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. Consistent with our definition noted above to exclude stock-based compensation expense, Adjusted EBITDA excludes the impact of the equity expense of SFAS 123R and other stock-based compensation expenses.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facility closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

Reconciliation of Non-GAAP Financial Measures

The following schedule provides revenue information as it would be reported if we were to use the terms Recurring and Non-recurring revenue for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue
Recurring revenue	$59,450	$42,755	$174,330	$130,142
Non-recurring revenue	47,456	43,682	160,914	129,323

Total revenue	$106,906	$86,437	$335,244	$259,465

The following schedule provides a reconciliation of GAAP Net income to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$9,613	$(5,683)	$19,152	$7,569
Interest expense (income), net	445	(112)	3,013	(280)
Provision for income taxes	3,185	(103)	12,071	848
Operating depreciation and amortization	5,845	5,601	18,177	16,665
Amortization of acquired technology	1,307	935	4,254	3,090
Amortization of acquired other intangible assets	1,383	233	4,044	654
Stock-based compensation	2,811	1,921	8,344	5,465
Restructuring, impairment and other charges	—	96	(23)	100
Legal settlement	—	15,000	—	15,000
Change in fair value of derivative liabilities	(2,886)	—	(403)	—
Other income	—	—	—	(180)

Adjusted EBITDA	$21,703	$17,888	$68,629	$48,931

The following schedules provide a reconciliation of non-GAAP financial guidance for the periods indicated (in thousands):

	2007 Guidance
	Low Range	High Range
Adjusted EBITDA	$93,000	$98,000
Operating expenses
Operating depreciation and amortization	(24,500)	(24,250)
Amortization of acquired technology	(5,750)	(5,750)
Amortization of acquired other intangible assets	(5,500)	(5,500)
Stock-based compensation	(11,250)	(11,250)
Interest and other, net	(3,500)	(3,750)
Income taxes	(17,000)	(19,000)

	(67,500)	(69,500)
Net income	$25,500	$28,500